UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): October 19, 2012 (October 18, 2012)

Cleveland BioLabs, Inc.

(Exact Name of Issuer as Specified in Charter)

DELAWARE	001-32954	20-0077155
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

73 High Street	14203
Buffalo, NY	(Zip Code)
(Address of Principal Executive Offices)

(716) 849-6810

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01 Entry Into a Material Definitive Agreement.

On October 19, 2012, Cleveland BioLabs, Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Oppenheimer & Co. Inc., as representative of the several underwriters (the “Underwriters”) named in Schedule I of the Underwriting Agreement, related to a public offering of 7,500,000 units at a price of $2.00 per unit (the “Offering”), with each unit consisting of one share of the Company’s common stock, par value $0.005 per share (the “Common Stock”), and one warrant to purchase 0.5 of a share of Common Stock at an exercise price of $3.00 per whole share (the “Warrants”). The shares of Common Stock and the Warrants issued in the Offering will be issued separately. Under the terms of the Underwriting Agreement, the Company has also granted the Underwriters an option, exercisable for 30 days, to purchase up to an additional 1,125,000 shares of Common Stock (with an over-allotment price of $1.995 per share) and/or additional Warrants to purchase up to 562,500 shares of Common Stock (with an over-allotment price of $0.0094 for each Warrant to purchase a whole share) to cover over-allotments, if any.

The net proceeds are expected to be approximately $13.8 million, after deducting the underwriting discounts and commissions and estimated expenses payable by the Company. The Offering is expected to close on October 24, 2012, subject to the satisfaction of customary closing conditions.

The Underwriting Agreement contains customary representations, warranties, and agreements by the Company, and customary conditions to closing, indemnification obligations of the Company and the Underwriters, including for liabilities under the Securities Act of 1933, as amended, other obligations of the parties, and termination provisions.

The Warrants will be exercisable immediately upon issuance and will expire on the five year anniversary of issuance, which is anticipated to be October 24, 2017. The number of shares issuable upon exercise of the Warrants and/or the exercise price of the Warrants will be adjustable in the event of stock splits, stock dividends, combinations of shares and similar recapitalization transactions. In the event of certain fundamental transactions, the holders of the Warrants will be entitled to receive, in lieu of shares of Common Stock and at the holders’ option, cash in an amount equal to the value of the remaining unexercised portion of the Warrant on the date of the transaction determined using a Black-Scholes option pricing model. The Warrants are being issued pursuant to a Warrant Agreement to be entered into between the Company and Continental Stock Transfer & Trust Company. The Warrants will not be listed on The NASDAQ Capital Market or any other securities exchange.

Oppenheimer & Co. Inc. is acting as the sole bookrunner for the Offering and Cantor Fitzgerald & Co. and Ladenburg Thalmann & Co. Inc. are acting as co-managers. Burrill Merchant Banking is acting as the financial advisor in connection with the Offering.

The Offering is being made pursuant to a prospectus supplement dated October 18, 2012 and the accompanying prospectus dated June 17, 2010, pursuant to the Company’s shelf registration statement on Form S-3 (File No. 333-167258) filed with the Securities and Exchange Commission, which was declared effective on June 17, 2010. A final prospectus supplement relating to the offering was filed on October 19, 2012 with the Securities and Exchange Commission.

A copy of the opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. relating to the legality of the issuance and sale of the Common Stock, Warrants and the Common Stock issuable upon exercise of the Warrants is attached as Exhibit 5.1 to this Current Report on Form 8-K. Copies of the Underwriting Agreement and the form of Warrant Agreement are filed herewith as Exhibits 1.1 and 4.1, respectively, and are incorporated herein by reference. The foregoing description of the Offering by the Company and the documentation related thereto does not purport to be complete and is qualified in its entirety by reference to such Exhibits.

Adjustments to Certain Outstanding Warrants

Upon the Offering on October 24, 2012, it is anticipated that the exercise price of the Company’s warrants issued in March 2010 will decrease from $4.00 to $2.00 per share.

Item 8.01 Other Events.

On October 19, 2012, the Company issued a press release announcing that it had priced the public offering described in Item 1.01 of this Current Report on Form 8-K. The Company’s press release is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)
Exhibit No.	Description
1.1	Underwriting Agreement, dated October 19, 2012, by and between Cleveland BioLabs, Inc. and Oppenheimer & Co. Inc., as representative of the several underwriters named in Schedule I thereto.

4.1	Form of Warrant Agreement by and between Cleveland BioLabs, Inc. and Continental Stock Transfer & Trust Company.

5.1	Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

23.1	Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (included in the opinion filed as Exhibit 5.1).

99.1	Press Release dated October 19, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CLEVELAND BIOLABS, INC.

Date: October 19, 2012	By:	/s/ Yakov Kogan
		Name:	Yakov Kogan, Ph.D., M.B.A.
		Title:	Chief Executive Officer